Exhibit 99.1

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 tel: 212.405.6200 : 212.421.8860 fax ftgx.com

CONTACT

Norma I. Salcido

Director, Marketing and Communications

FiberNet Telecom Group, Inc.

(212) 405-6200

norma.salcido@ftgx.com

FiberNet Reports Third Quarter 2007 Results

Third Quarter of 2007 Revenues Increase 20.5% and EBITDA Increases 40.4% Over Comparable Period in 2006

NEW YORK – November 8, 2007 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of complex interconnection services, today announced its results for the third quarter ended September 30, 2007.

Revenues for the third quarter of 2007 increased to $12.5 million, up 20.5% from $10.4 million for the third quarter of 2006 and up 3.7% from $12.1 million for the second quarter of 2007.

EBITDA (as defined) for the third quarter of 2007 was $2.1 million, up 40.4% from $1.5 million reported in the third quarter of 2006 and up 12.4% from $1.9 million for the second quarter of 2007. The amounts exclude certain non-recurring items discussed below.

FiberNet continued to achieve consistent revenue growth in its core product offerings of transport and colocation services. For the third quarter of 2007, revenues from transport and colocation services (excluding revenues from access management services) grew by 21.0% over the third quarter of 2006 and by 3.9% over the second quarter of 2007.

Transport services remained the most significant component of FiberNet’s revenues, accounting for 78.5% of the total revenues generated in the third quarter of 2007. On-net transport revenues were 49.3%, and off-net transport revenues were 29.2% of the total revenues. Off-net transport revenues continued to be the fastest growing area for the Company, increasing by 40.6% from the third quarter of 2006 and by 6.0% from the second quarter of 2007.

Colocation services and access management services represented 20.4% and 1.1% of total revenues generated in the third quarter of 2007, respectively. FiberNet’s customer count also increased to 247 as of September 30, 2007, up from 242 at the end of the third quarter of 2006.

Jon A. DeLuca, President and Chief Executive Officer, stated, “With another strong quarter under our belt, we are optimistic for solid finish to 2007. Our new colocation facilities and the deployment of network capacity between our metropolitan networks in New York/New Jersey and Los Angeles will also present us with great opportunities for growth in 2008.”

Cost of services for the third quarter of 2007 was $6.5 million, compared to $5.3 million for the third quarter of 2006 and $6.3 million for the second quarter of 2007.

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FiberNet Q3 2007 Results

Page Two

11/08/07

Selling, general and administrative expenses for the third quarter of 2007 were $4.2 million, compared to $3.8 million in the third quarter of 2006 and $4.1 million in the second quarter of 2007.

The net loss applicable to common stockholders for the third quarter of 2007 was $(0.9) million, or $(0.12) per share, compared to $(1.5) million, or $(0.23) per share, for the third quarter of 2006. The net loss applicable to common stockholders for the second quarter of 2007 was $(1.0) million, or $(0.14) per share.

Capital expenditures for the third quarter of 2007 were $1.2 million, compared to $0.5 million in the third quarter of 2006 and $1.2 million in the second quarter of 2007. In the third quarter of 2007, $1.0 million of capital expenditures were made primarily for the implementation of customer specific orders and the implementation of network infrastructure to support new initiatives, and $0.2 million were invested in colocation expansion projects. In the full year of 2007, FiberNet expects to invest approximately $3.0 million in general capital expenditures and approximately $4.0 million related to specific colocation projects.

As of September 30, 2007, FiberNet had total assets of $68.2 million and total stockholders’ equity of $40.2 million. As of November 8, 2007, the Company had approximately 7.6 million shares of common stock outstanding, or 8.5 million shares of common stock outstanding on a fully-diluted basis, assuming the exercise of all outstanding options and warrants. Of the approximately 0.9 million outstanding options and warrants, 0.2 million are out-of-the-money as of November 8, 2007.

The Company presents the financial metric EBITDA (as defined) because it is utilized in the determination of the majority of the financial covenants in its credit agreement, and the metric is calculated in accordance with its credit agreement. As of September 30, 2007, FiberNet was in full compliance with all of the financial covenants in its credit agreement.

FiberNet Teleconference:

FiberNet will hold a teleconference today, Thursday, November 8, 2007, at 11:00 a.m. EST. To participate in the teleconference please call: 800-510-0219 and enter pass code 78619989, and from outside the U.S. call 617-614-3451 and enter the pass code.

A replay of the teleconference will be available beginning Thursday, November 8, 2007 at 1:00 p.m. EST through Thursday, November 22, 2007. To listen to the replay by phone, call 888-286-8010 and enter pass code 87918259, and from outside the U.S. call 617-801-6888 and enter the pass code.

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fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com

FiberNet Q3 2007 Results

Page Three

11/08/07

About FiberNet Telecom Group, Inc.

FiberNet Telecom Group, Inc. owns and operates integrated interconnection facilities and diverse transport routes in the two gateway markets of New York/New Jersey and Los Angeles, designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the company’s website at www.ftgx.com.

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fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com

FiberNet Q3 2007 Results

Page Four

11/08/07

Financial Information and Forward Looking Statements:

This partial discussion of the statements of financial condition and operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on April 2, 2007.

Investors are cautioned that EBITDA (as defined) is not a financial measure under generally accepted accounting principles. EBITDA (as defined) is defined as net loss before income taxes, net interest expense, depreciation and amortization, stock related expense and other non-cash or non-recurring charges. The Company does not, nor does it suggest investors should, consider such a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. EBITDA (as defined) should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with GAAP, or as a measure of liquidity. Because it is not calculated under GAAP, FiberNet’s EBITDA (as defined) may not be comparable to similarly titled measures used by other companies. EBITDA (as defined) is commonly used in the communications industry and by financial analysts, and others who follow the industry, as a measure of operating performance. The Company believes that it is appropriate to present this financial measure because certain of the financial covenants in the Company’s credit agreement are based upon it.

Various remarks about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and the Company disclaims any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007.

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fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com

Reconciliation of Non-GAAP Financial Metric:

	Consolidated Financial Data
	(in thousands)
	(unaudited)
	Three Months Ended
	September 30, 2007	September 30, 2006	June 30, 2007
Calculation of EBITDA (as defined):
Net loss	$(919)	$(1,540)	$(1,040)

Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	307	212	227
Depreciation and amortization	2,369	2,267	2,342
Interest expense, net	352	563	348
Extraordinary loss on early extinguishment of debt	—	—	—

EBITDA (as defined)	$2,109	$1,502	$1,877

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except for per share amounts)

	Nine months ended September 30,
	2007	2006
Revenues	$36,196	$28,893
Operating expenses:
Cost of services (exclusive of items shown separately below)	18,654	14,455
Selling, general and administrative expense	12,515	11,525
Depreciation and amortization	7,007	6,742

Total operating expenses	38,176	32,722

Loss from operations	(1,980)	(3,829)
Loss on early extinguishment of debt	(1,146)	—
Interest income	177	100
Interest expense	(1,407)	(1,912)

Net loss	$(4,356)	$(5,641)

Net loss per share—basic and diluted	$(0.59)	$(0.92)
Weighted average common shares outstanding—basic and diluted	7,365	6,116

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except for per share amounts)

	Three months ended September 30,
	2007	2006
Revenues	$12,501	$10,377
Operating expenses:
Cost of services (exclusive of items shown separately below)	6,490	5,266
Selling, general and administrative expense	4,210	3,821
Depreciation and amortization	2,369	2,267

Total operating expenses	13,069	11,354

Loss from operations	(568)	(977)
Interest income	63	47
Interest expense	(414)	(610)

Net loss	$(919)	$(1,540)

Net loss per share—basic and diluted	$(0.12)	$(0.23)
Weighted average common shares outstanding—basic and diluted	7,411	6,650

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,104	$6,802
Accounts receivable, net of allowance of $311 and $452	3,389	3,208
Prepaid expenses	665	656

Total current assets	11,158	10,666
Property, plant and equipment, net	55,558	59,534
Other Assets:
Deferred charges, net of accumulated amortization of $113 and $2,722	792	755

Other assets	661	777

Total other assets	1,453	1,532

TOTAL ASSETS	$68,169	$71,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,669	$3,482
Accrued expenses	4,541	4,719
Notes payable, current portion	350	—
Deferred revenues, current portion	1,367	1,746

Total current liabilities	8,927	9,947

Long Term Liabilities:
Notes payable, less original issue discount of $0 and $432	13,650	13,729
Deferred revenue, long term	3,402	3,728
Other long term liabilities	2,008	1,308

Total Long Term Liabilities	19,060	18,765

Total Liabilities	27,987	28,712

Stockholders’ Equity:
Common stock, $0.001 par value, 2,000,000,000 shares authorized and 7,640,597 and 7,144,464 shares issued and outstanding	8	7
Additional paid-in-capital	445,714	444,327
Deferred rent (warrants)	(1,429)	(1,559)
Accumulated deficit	(404,111)	(399,755)

Total stockholders’ equity	40,182	43,020

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$68,169	$71,732

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine months ended September 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(4,356)	$(5,641)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,007	6,742
Stock related expense	761	571
Deferred rent expense	130	130
Loss on early extinguishment of debt	1,146	—
Other non-cash items	364	830
Change in assets and liabilities:
Increase in accounts receivables	(231)	(511)
Increase in prepaid expenses	(9)	(132)
Decrease in other assets	52	755
Decrease in accounts payable	(1,017)	(170)
Increase in accrued expenses and other long-term liabilities	535	60
(Decrease) increase in deferred revenues	(705)	407

Cash provided by operating activities	3,677	3,041
Cash flows from investing activities:
Capital expenditures	(2,774)	(1,850)

Cash used in investing activities	(2,774)	(1,850)
Cash flows from financing activities:
Proceeds from debt financings	14,000	—
Proceeds from warrant exercises	626	—
Repayment of debt financings	(14,160)	—
Payment of financing costs of debt financings	(1,067)	(7)
Payment of financing costs of equity financings	—	(152)
Proceeds from issuance of equity securities	—	2,205

Cash (used in) provided by financing activities	(601)	2,046

Net increase in cash and cash equivalents	302	3,237
Cash and cash equivalents at beginning of period	6,802	1,899

Cash and cash equivalents at end of period	$7,104	$5,136

Supplemental disclosures of cash flow information:
Interest paid	$1,386	$1,421

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 | ftgx.com